SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

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                              RSI Retirement Trust
             -------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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


                              RSI Retirement Trust

January 10, 2005


        Re: Information Statement: Julius Baer Investment Management LLC
        ----------------------------------------------------------------


Dear Unitholder:

As you recall, effective July 26, 2004, Julius Baer Investment Management LLC ("JBIM") replaced Bank of Ireland Asset Management (U.S.) Limited ("BIAM") as sub-adviser for the International Equity Fund portfolio of RSI Retirement Trust (the "Trust"). An explanation of the change and background information concerning JBIM and the terms of the new sub-advisory agreement was sent to all International Equity Fund Unitholders on July 26, 2004, in the form of a supplement to the Trust's Prospectus dated February 1, 2004.

Following is certain information concerning JBIM as investment sub-adviser to the International Equity Fund portfolio of the Trust. The information is furnished in this form, as provided by an exemptive order issued by the Securities and Exchange Commission ("SEC") to the Trust on June 4, 2004, permitting the Trust to operate its investment funds in a "manager of managers" structure. JBIM serves as investment sub-adviser to the International Equity Fund portfolio of the Trust under an investment sub-advisory agreement, effective July 26, 2004, entered into with Retirement System Investors Inc. ("Investors") investment adviser to the Trust.

THIS IS NOT A PROXY STATEMENT AND YOU ARE NOT REQUESTED TO SEND US A PROXY. THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND YOU ARE NOT REQUIRED TO TAKE ANY ACTION.

The Trust will pay for the costs associated with preparing and distributing this information statement. This information statement will be mailed on or about January 10, 2005 to unitholders of record on December 23, 2004.

Under the SEC order, Investors may enter into new or modified sub-advisory agreements with existing or new investment sub-advisers without the approval of the Trust's unitholders, as a "manager of managers," provided, among other things, that an information statement is sent to unitholders of the affected portfolios, furnishing all information about the new sub-adviser that would be included in a proxy statement. Under the order, Investors is responsible for selecting, monitoring and, if necessary, replacing one or more sub-advisers to the Trust, subject to approval by the Board of Trustees. The Investment Advisory Agreement permitting Investors to use the "manager of managers" approach was approved by unitholders at the Trust's Annual Meeting on October 21, 2003. The Board of Trustees of the Trust reviews all sub-advisory agreements annually.

On May 27, 2004, the Board of Trustees of the Trust, including a majority of independent Trustees, approved the proposed sub-advisory agreement between Investors and JBIM relating to investment management of the Trust's International Equity Fund portfolio. As reported to you in the July 26,



               150 East 42nd Street, New York, New York 10017-5633
                     Phone: 212-503-0100 Fax: 212-503-0129

2004 Prospectus supplement, effective July 26, 2004, JBIM replaced Bank of Ireland Asset Management (U.S.) Limited as sub-adviser for the International Equity Fund portfolio.

In considering the appointment of JBIM by Investors, at its meeting on May 27, 2004, the Board of Trustees of the Trust reviewed the sub-advisory services to be provided by JBIM and analyzed the nature, quality and scope of management services to be provided. Members of the Board's Investment Committee reviewed with the Board its meeting on May 3, 2004 with representatives of JBIM, where the Committee received a detailed presentation of the firm's background and international fund management capabilities, including the ability to invest in additional markets. The Committee noted that JBIM's core investment style is consistent with the current style of the International Equity Fund and would fit well with the Trust's overall investment program. The sub-advisory fee schedule was also discussed and determined to be acceptable.

JBIM's qualifications were also discussed at the May 3, 2004 meeting with investment consultants to the Trust, Evaluation Associates, Inc. ("EAI"), which supported the Investment Committee's recommendation to the Board of Trustees concerning the appointment of JBIM. EAI's presentation to the Committee noted JBIM's favorable risk adjusted long term returns, which, in comparisons with the MSCI EAFE Index, have been median or better in each of the last eight calendar years and in the top quartile for trailing 3, 5, and 10 year periods ended December 31, 2003. The Committee also reviewed with the Board of Trustees JBIM's investment approach, business structure and the business experience of the professionals running JBIM.

Under the sub-advisory management agreement between Investors and JBIM (the "Agreement"), JBIM will manage the International Equity Fund portfolio under the guidelines set forth in the Trust's Prospectus. The portfolio's investment objective will not change. The Agreement became effective on July 26, 2004 and will continue in effect for an initial term of two years. Thereafter, the Agreement will continue in effect only if approved annually by the Board of Trustees and by a majority of Independent Trustees. The selection of JBIM as a sub-adviser to Investors for the International Equity Fund was made pursuant to the "manager of managers" order issued by the SEC, as described above.

Under the Agreement, JBIM receives an annual fee of 0.80% of the first $20 million of assets under management, 0.60% on the next $20 million of assets, 0.50% on the next $60 million of assets, and 0.40% on assets in excess of $100 million. Fees are payable as of the last day of each calendar quarter, based on the average of the portfolio asset value as of the last day of each month of each calendar quarter. These amounts are paid by Investors out of the management fee that it receives from the Trust for management of the International Equity Fund portfolio. Since Investors pays JBIM out of its management fee, there is no duplication of fees paid by the Trust. There will be no increase in overall advisory fees to the International Equity portfolio or its unitholders in connection with the appointment of JBIM as sub-adviser.

The Agreement between JBIM and Investors is substantially the same as the previous sub-advisory agreement between Investors and BIAM. The Agreement, like the previous sub-advisory agreement, automatically terminates upon its assignment and may be terminated without penalty at any time by Investors on not less than 30 days' written notice to JBIM, by vote of a majority of the Board of Trustees of the Trust, or by vote of the majority of the outstanding voting securities of the


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

International Equity Fund portfolio, each on not less than 30 days' written notice to JBIM. JBIM may also terminate the Agreement without penalty at any time upon not less than 30 days' written notice to Investors. The only material difference between the Agreement and the prior sub-advisory agreement is the fee schedule, which, as noted above, does not result in changes to advisory fees paid by the Trust, since the sub-advisory fees are paid by Investors. The Agreement also acknowledges that the sub-adviser is employed pursuant to a "manager of managers" structure.

JBIM was created in 1983 and is a wholly owned subsidiary of Julius Baer Securities Inc. ("JBS"), a broker-dealer. JBIM and JBS are part of the Julius Baer Group, founded in 1890, one of Switzerland's leading investment institutions, managing assets for international and private clients around the world. JBIM is headquartered at 330 Madison Avenue, New York, NY 10017, has a branch in London (U.K.) and an office in Los Angeles. As of November 30, 2004, JBIM manages approximately $19.8 billion, including $15.2 billion in international equities and employs a team investment approach. Final investment decisions are made by Richard Pell, Chief Investment Officer, together with Rudolf-Riad Younes, CFA, Head of International Equity.

The names and principal occupations of the members of the Board of Trustees of JBIM, all located at 330 Madison Avenue, New York, NY 10017, are listed below:

Name                         Principal Occupation Over the Past Five Years
----                         ---------------------------------------------

Harvey B. Kaplan             Controller of Easter Unlimited Inc.

Robert S. Matthews           Partner, Matthews and Co.

Gerard J.M. Vlak             Retired

Peter Wolfram                Partner, Kelley Drye and Warren

Bernard Spilko               General Manger and Senior Vice President of Bank
                             Julius Baer Co., Ltd., New York Branch (1998 to
                             Present); Managing Director of Julius Baer
                             Securities Inc. (1983 to Present)

Martin Vogel                 Head of Product Management and Asset Pooling
                             Business Unit of Julius Baer Holding Ltd.; Member of Management Committee, Julius Baer Investment
                             Fund Services, Ltd. (1996-2002)


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


The names and principal occupations of the principal executive officers of JBIM, all located at 330 Madison Avenue, New York, NY 10017, are listed below:

Name                         Title/Principal Occupation
----                         --------------------------

Richard C. Pell              Senior Vice President - Chief Investment Officer

Rudolph-Riad Younes, CFA     Senior Vice President - Head of International
                             Equities

Andrew Barker                First Vice President - Senior Portfolio Manager,
                             International Equities

Michael Testorf, CFA         Vice President - Senior Portfolio Manger,
                             International Equities

Stefano Galli                First Vice President - Senior Portfolio Manager

Brett Gallagher              First Vice President - Deputy Chief Investment
                             Officer, Head of US Equities

Keith Walter, CFA            Vice President - Portfolio Manger, US Equities

Harry Polishook              Assistant Vice President - Portfolio Manger/Analyst
                             International Equities

Katalin Osvath, CFA          Assistant Treasurer


Certain information provided by JBIM regarding other mutual funds for which it serves as investment adviser and which have an investment objective similar to the International Equity Fund, are as follows:

Fund Name                    Fee Schedule                        Net Assets on
---------                    ------------                        -------------
                                                               November 30, 2004
                                                               -----------------
                                                                 (in millions)
                                                                 -------------

Julius Baer International    0.90%                                 $8,795.65
Equity Fund (Class A
And Class I Shares)

Heritage International       0.45% on the fist $100 million,           84.11
Equity Fund                  0.40% on the balance

Wilmington International     0.50%                                    148.97
Multi-Manager Portfolio


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

Mercantile International     0.80% on the first $20 million,          119.65
Equity Fund                  0.60% on the next $20 million,
                             0.50% on the next $60 million,
                             0.40% on the balance

ING Foreign Fund             0.45% on the first $500 million,         136.97
                             0.40% on the balance

JBIM has no agreements with any of these mutual funds for any fee waiver or reduction.

For the fiscal year of the Trust ended September 30, 2004, the Trust did not pay brokerage commissions to any affiliated broker.

Unitholders of record, as shown on the International Equity Fund's records, as of December 23, 2004, holding beneficially 5% or more of the outstanding units are the tax-qualified retirement plans of the following institutions. As of the same date, the Trustees and officers of the Trust, both individually and as a group, owned less than 1% of the International Equity Fund's outstanding units.

Name                          Amount of Ownership (Units)          Percentage of Ownership
----                          ---------------------------          -----------------------

New York Community Bank              192,760.978                            16.3

Ridgewood Savings Bank               119,053.061                            10.0

Partners Trust Bank                   69,636.508                             5.9

SI Bank and Trust                     65,385.812                             5.5

First Niagara Financial Group Inc.    61,654.214                             5.2

The Trust is an open-ended diversified investment company registered under the Investment Company Act of 1940, as amended, and was established as a New York trust under the name The Savings Banks Retirement System, pursuant to an Agreement and Declaration of Trust effective as of October 22, 1940. The Trust's offices are located at 150 East 42nd Street, New York, NY 10017. The principal offices of Investors, Retirement System Distributors Inc., the principal underwriter of the Trust, and Retirement System Consultants Inc., the administrator of the Trust, are each located at the same address as the Trust. The Trust's custodian is Custodial Trust Company, 101 Carnegie Center, Princeton, NJ 08540. The Trust's counsel is Shearman and Sterling LLP, 599 Lexington Avenue, New York, NY 10036. Anchin, Block & Anchin LLP, 1375 Broadway, New York, NY 10018 have been selected as auditors of the Trust.



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


YOU MAY OBTAIN AN ADDITIONAL COPY OF THIS INFORMATION STATEMENT OR A COPY OF THE FUND'S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO UNITHOLDERS, FREE OF CHARGE, BY WRITING TO RETIREMENT SYSTEM DISTRIBUTORS INC., 150 EAST 42ND STREET, NEW YORK, NY 10017, OR BY CALLING (800) 772-3615.

On behalf of the Board of Trustees, I thank you for your continued investment in the Trust. If you have any questions, please call us at (800) 772-3615.


Sincerely,



/s/ Stephen P. Pollak
----------------------------
Stephen P. Pollak
Executive Vice President, Counsel and Secretary



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